Exhibit 10.1

ADC Therapeutics SA

Annual Bonus Plan

Effective: February 2024

Rationale and Objective

ADC Therapeutics SA (“ADCT”) has created this Annual Bonus Plan (“Plan”) to reward employees for their contributions to the success of the Company. The Plan is an incentive form of cash compensation designed to better align employees’ interests with those of the Company and its stockholders. The Company believes that development, commercialization, growth and future profitability will help contribute to increased shareholder value and the Plan provides employees with an opportunity to receive a cash bonus on an annual basis depending upon the achievement of pre-determined corporate performance criteria. As a participant in the Plan, employees play an important role in helping to achieve ADCT’s goals and its future success.

The purpose of the Plan is to maximize corporate performance by rewarding achievements in alignment with the Company objectives and mission and it is designed to meet the following objectives:

•	Focus ADCT’s employees on critical corporate objectives

•	Strengthen the link between pay and overall performance

•	Offer competitive, market-based annual bonus award opportunities

•	Encourage and reward behavior that reflects ADCT’s competencies and values (e.g., integrity, creativity, accountability, collaboration, urgency)

Scope

The Plan applies to ADC Therapeutics America, Inc., ADC Therapeutics (UK) Ltd, and ADC Therapeutics SA (the “Company”) and the Company’s employees.

In case of a conflict between this Plan and applicable laws and regulations, the more restrictive provision applies.

Effectiveness

The Plan is administered on an annual basis and will be effective from January 1 through December 31 of each calendar year (“Plan year”).

Eligibility and Participation

Participation in the Plan is limited to employees who are classified as full-time and part-time regular employees in good standing with the Company. Employees are only eligible to participate in one Company bonus plan. Employees participating in this Plan will have an annual target bonus amount, expressed as a percentage of their base salary. Part-time employees will have a prorated bonus based upon their hours worked.

•	New Hires: New hires will be prorated according to their start date. Payouts will be prorated for full days worked. However, new employees who start in the last quarter of the Company’s Plan year (on or after October 1) will wait until the new Plan year to participate. The Company may, in its sole discretion, determine who shall be eligible to participate in the Plan and may establish such criteria as it deems fit for each Plan year.

•	Job Transfers: Employees who transfer into or out of a bonus-eligible position will have a prorated bonus payment based upon the effective date of the job transfer.

•	Promotions: Employees who are promoted into a role with a higher target bonus percentage will have a prorated bonus payment calculated with the two different bonus target percentages and the applicable base salaries based upon the effective date of the promotion.

•	Leaves of Absence: US based employees who are on an approved leave of absence during the Plan year will receive a prorated bonus payment based upon the start date, duration of leave, and return to work date, ie. if an employee is out on leave for 6 weeks of the Plan year, their bonus calculations would be prorated by 88% (46/52). For other countries, local regulations will apply.

•	Terminations: The payment of a bonus depends on the circumstances under which an employee leaves ADCT. Local state laws will prevail where applicable. Specifically:

•	Voluntary Separation: Employees who voluntarily leave ADCT before any bonuses are paid out will forfeit the entire annual bonus award, regardless of any amounts earned. You must be an active employee on the date awards are paid to receive an award.

•	Involuntary Separation without Cause: Employees with length of service for the entire Plan year (i.e. all 12 months of the Plan year) who are terminated by the Company without cause after the completion of the Plan year but before bonus payout will generally be entitled to an award under the Plan. Such award, if any, may be paid at such time as other employees receive their Plan awards and will be based on the actual performance achieved during that period. Employees with length of service less than the entire Plan year who are terminated by the Company without cause will not be eligible for an award under the Plan.

•	Involuntary Separation for Cause: Employees whose employment is terminated by the Company due to cause will forfeit the entire annual bonus award regardless of when they were terminated.

•	Award Restrictions:

o	If during the Plan year, the employee is not meeting performance expectations and has been advised of the same including being placed on a performance improvement plan (PIP), and the employee successfully improves their performance including successfully completeing the PIP, such employee will generally be eligible to receive a bonus under this Plan.

o	If during the Plan year, the employee is not meeting performance expectations and has been advised of the same including being placed on a performance improvement plan (PIP), and the employee does not successfully improve their performance or complete the PIP, such employee will not be eligible to receive a bonus under this Plan.

Plan Overview

As a participant in the Plan, employees are eligible to receive an annual cash bonus award based on ADCT’s performance during each Plan year.

•	During the first quarter of each Plan year, the target bonus award opportunity for that year is established and eligible participants are notified of their participation for the new Plan year. An employee’s annual bonus target award opportunity is expressed as a percentage of their actual base salary.

•	The bonus awards will be based upon the Company’s achievement of corporate objectives. An employee’s annual bonus opportunity is comprised of corporate objectives only.

•	The annual corporate objectives will be communicated to all employees during the first quarter of each Plan year. Periodic updates will be provided during town halls and other Company communications.

•	The calculation of the annual bonus will be based upon the Company’s performance as it relates to the annual ADCT corporate objectives that are approved by the Board of Directors (“Board”) or the Compensation Committee of the Board on an annual basis. The corporate objectives are made up of critical corporate goals and milestones.

•	The corporate objectives are used as the basis for measuring the Company’s degree of success of each Plan year.

•	The Company will establish a range of acceptable performance results for the year (the “payout curve”). Each payout curve will include the target for the year and the minimum and maximum bonus levels for that particular objective. The percentage of weighting for specific corporate objectives may vary by objective.

•	Following the end of each Plan year, the actual achievement for each objective is compared to the payout curve to determine the amount of payment, if any, related to the achievement of the corporate objectives of the Plan.

•	In general, Plan awards, if earned, are paid on or before March 15th in the US and on or before the end of March in other countries.

Payment of Awards

•	Awards will be communicated and paid in the March timeframe, once the prior year’s results have been calculated and approved by the Board or the Compensation Committee.

•	Bonus payments will be paid to all eligible participants via normal payroll processing, with deduction for applicable taxes and withholdings, as soon as practical following the end of Company performance measurements and calculations.

•	Setting a target of performance for any participant does not constitute a promise to pay an award even if the performance target is met.

Administration of the Plan

The Plan shall be administered by the Board or the Compensation Committee, which shall have full power and discretionary authority to interpret the Plan, to construe any doubtful or disputed terms, to amend,modify, or terminate the Plan as it deems appropriate, to determine the amount of benefits payable to an employee, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan, to make any other determinations, including factual determinations, and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. The Board or the Compensation Committee may delegate the day to day administration of the Plan to the CEO or the Chief People Officer.

Miscellaneous

This Plan Summary describes the provisions of the ADC Therapeutics SA Annual Bonus Plan. ADCT reserves the right to amend, suspend or terminate the Plan at any time, for any reason or no reason. Enrollment in this Plan is not a guarantee of employment and employment with ADCT is not a guarantee of continued participation in this Plan. Participation in this Plan does not alter the employment-at-will status of an employee, nor the rights of the Company or employee to terminate employment at any time, with or without cause.

Participation in the Plan is not a guarantee that a bonus award will be paid. Actual awards, if any, will be determined based on the performance of ADCT and will be determined at the discretion of the Committee.